SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 11, 2009
VULCAN MATERIALS COMPANY
(Exact name of registrant as specified in its charter)

New Jersey	001-33841	20-8579133
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)
1200 Urban Center Drive
Birmingham, Alabama 35242
(Address of principal executive offices) (zip code)
(205) 298-3000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On June 11, 2009, Vulcan Materials Company (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC, as representatives of the several underwriters named therein (collectively, the “Underwriters”) for the issuance and sale of 11,500,000 shares of our common stock, par value $1.00 per share (the “Common Stock”), at a price to the public of $41.00 per share. Pursuant to the Underwriting Agreement, we granted the Underwriters a 30-day option to purchase an additional 1,725,000 shares of Common Stock, and the Underwriters exercised this option in full on June 12, 2009. The offering of our Common Stock closed on June 17, 2009.
     The Company intends to use the net proceeds of approximately $520,536,000 from the offering of the Common Stock for debt reduction and other general corporate purposes.
     The Common Stock was offered and sold under a Registration Statement on Form S-3, Registration No. 333-147796, filed by the Company with the Securities and Exchange Commission on December 3, 2007, as supplemented by the final prospectus supplement filed by the Company with the Securities and Exchange Commission on June 12, 2009.
     The Underwriting Agreement contains usual and customary terms, conditions, representations and warranties and indemnification provisions. The Underwriting Agreement is filed as Exhibit 1.1 to this Form 8-K and is incorporated herein by reference. The description of the material terms of the Underwriting Agreement is qualified in their entirety by reference to such exhibit.
     Please refer to the section entitled “Underwriting” in our final prospectus supplement for a description of certain relationships between the Company and certain of the Underwriters and their respective affiliates.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits:

Exhibit No.	Description

1.1	Underwriting Agreement, dated June 11, 2009, among the Company and Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC, as representatives of the several underwriters named therein.

5.1	Opinion of Lowenstein Sandler PC

23.1	Consent of Lowenstein Sandler PC (included in Exhibit 5.1)

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant had duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vulcan Materials Company
Date: June 17, 2009	By:	/s/ Robert A. Wason IV
Robert A. Wason IV